Law offices of
                       M. RICHARD CUTLER, ESQ.
                 610 NEWPORT CENTER DRIVE, SUITE 800
                   NEWPORT BEACH, CALIFORNIA 92660
                            (949) 719-1977
                           FAX: (949) 719-1988

                                        M. Richard Cutler, Esq.
                                        Brian A. Lebrecht, Esq.
                                                   Vi Bui, Esq.


                          September 2, 1999


Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C.  20549

        Re:     Internet Golf Association, Inc.

Ladies and Gentlemen:

        This office represents Internet Golf Association, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"), which relates to the issuance and sale of (i) 600,000 shares of common stock for sale to the public (the "Public Shares"), (ii) up to an additional
175.500 shares of common stock issuable upon the conversion of the Series 1999-A Eight Percent Convertible Note (the "Conversion Shares"), (iii) up to 28,070 shares of common issuable in satisfaction of interest due under the Notes (the "Interest Shares"), (iv) up to 125,000 shares of common stock issuable upon the exercise of warrants issued to the Note holder (the "Noteholder Warrant Shares"), (v) up to 600,000 shares issuable upon the exercise of warrants issued to consultants of the Registrant (the "Warrant Shares"), (vi) 280,430 shares of common stock issued to the Registrant's consultants and legal counsel (the "Issued Shares"), and (vii) up to 1,000,000 shares of common stock issuable upon exercise of options granted under the Registrant's Employee Stock Option Plan (the "Plan Shares"). For purposes hereinafter, the Public Shares, Conversion Shares, Interest Shares, Noteholder Warrant Shares, Warrant Shares, Issued Shares and Plan Shares, together with the components of each of the foregoing, are collectively referred to as the "Registered Securities." In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

        Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration
Statement, will be legally issued, fully paid and nonassessable.

        We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form SB-2 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as
Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                         /s/  Cutler Law Group

                         CUTLER LAW GROUP